Exhibit 10.1

[EXECUTION VERSION]

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”) is made and entered into this 16th day of July, 2010, by and among Golden Productions JGC Fort Worth, LLC, a Texas limited liability company (the “Company”),VCG Holding Corp., a Colorado corporation (“VCGH”) and RCI Entertainment (Fort Worth), Inc., a Texas corporation (the “Purchaser”).

WHEREAS, the Company owns and operates an adult entertainment cabaret known as Jaguar’s Gold Club Fort Worth (“Jaguar’s Gold Club”) located at 12325 Calloway Cemetery Road, Fort Worth, Texas, 76040 (the “Premises”); and

WHEREAS, VCGH owns all of the membership interests of the Company, which represents 100% of all of the membership interests of the Company presently issued and outstanding (the “Membership Interests”); and

WHEREAS, Bryan S. Foster, an individual (“Foster”), owns an interest in the real property commonly known as 12325 Calloway Cemetery Road, Fort Worth, Texas, 76040, which interest includes all ownership rights to such real property except for the improvements thereof (the “Land”) as is more fully described on Exhibit “A” attached hereto, which Land is currently leased to VCGH and subleased to the Company; the improvements on the Land (“Building and Fixtures”) are owned by VCGH and leased to the Company, subject to the reversionary rights of Foster, as contained in the Deed of Ground Lease executed on September 17, 2007 by the parties (the “Old Lease Agreement”); and

WHEREAS, the Company and VCGH desire to sell, transfer and convey all of the assets owned by them which are associated or used in connection with the operation of Jaguar’s Gold Club (including the Building and Fixtures located on the Land) to the Purchaser, on the terms and conditions set forth herein; and

WHEREAS, the Purchaser desires to purchase the assets owned by the Company and VCGH, on the terms and conditions set forth herein; and

WHEREAS, in connection with this transaction, Foster desires to (1) terminate the Old Lease Agreement and (2) enter into a new ground lease agreement and an option to buy with Purchaser whereby Foster will lease the Land to Purchaser and grant the Purchaser or its assign an option to buy the Land, on the terms and conditions set forth therein; and

WHEREAS, the Purchaser desires to enter into a ground lease agreement and an option to buy with Foster for the Land, all on the terms and conditions set forth in the ground lease agreement entered into contemporaneously with this Agreement, a form of which is attached hereto as Exhibit 4.3(i); and

NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements and the respective representations and warranties herein contained, and on the terms and subject to the conditions herein set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
PURCHASE AND SALE OF THE ASSETS

Section 1.1     Assets of the Company to be Transferred to Purchaser.  On the Closing Date (as defined in Section 4.1 hereof), and subject to the terms and conditions set forth in this Agreement, the Company shall sell, convey, transfer and assign, or cause to be sold, conveyed, transferred and assigned to Purchaser free and clear of all liens and encumbrances, and Purchaser shall acquire all of the tangible and intangible assets and personal property of every kind and description and wherever situated of the business of Jaguar’s Gold Club from the Company, including but not limited to, the following personal property of the Company:

(i)
all of the tangible and intangible assets and personal properties of every kind and description and wherever situated of the business of Jaguar’s Gold Club, including, without limitation, inventories, furniture, fixtures, equipment (including office and kitchen equipment), computers and software, appliances, sign inserts, sound and lighting and telephone systems, telephone numbers, and other personal property of whatever kind and nature owned or leased by the Company, installed, located, situated or used in, on, or about, or in connection with the operation, use and enjoyment of the Premises and all other items on the subject Premises and used in connection with the operation of Jaguar’s Gold Club;

(ii)
all of the Company's inventory of supplies, accessories and any and all other items of personal property of whatever nature utilized or relating to the operation of Jaguar’s Gold Club (the "Inventory");

(iii)	all supplies (other than Inventory) and other "consumable supplies" used in connection with the operation of Jaguar’s Gold Club (the "Supplies");

(iv)
all of the Company's right, title, and interest, as lessee, of any and all equipment leased by the Company and located at Jaguar’s Gold Club (the "Leased Equipment");  for which Purchaser agrees to assume payment if disclosed by Company.  Company shall cancel and pay for any undisclosed equipment lease that Purchaser does not continue to use.

(v)
all right, title, and interest of the Company to the use of the telephone numbers presently being used by Jaguar’s Gold Club, including all rotary extensions thereto, and all advertisements in the "Yellow Pages", "City Directory" and other similar publications (the "Telephone Numbers") and after the Closing, Purchaser shall assume all expenses for the Telephone Numbers and advertising;

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(vi)
copies of the Company's lists of suppliers, and any and all of books, records, papers, files, memoranda and other documents relating to or compiled in connection with the operation of Jaguar’s Gold Club which are requested by Purchaser (the "Records");

(vii)	all intellectual property of every kind of the Company, including but not limited to all trade marks, trade names, service marks, patents, copyrights, and trade secrets;

(viii)	all universal resource locators (“URL’s”) and internet domain names, and all goodwill associated with or used in connection with the operation or business of the URL’s and internet domain names;

(ix)
to the extent transferable, any and all necessary permits and authorizations which are needed to conduct an adult entertainment business at Jaguar’s Gold Club which the Company has the right to transfer and convey, including its sexually oriented business permit and license and all other licenses, consents, authorizations, accreditations, waivers and approvals (together with all government filings pertaining thereto), however designated, established, maintained or renewed and issued evidencing or authorizing the Company, the Company’s agent(s) or nominee(s) for the purpose of engaging in the business and/or operation of an adult cabaret nightclub business, gaming facility, restaurant, bar, lounge, or any other business currently operating or capable of being operated on the Premises however characterized.

Section 1.2     Assets of VCGH to be Transferred to Purchaser.  On the Closing Date (as defined in Section 4.1 hereof), and subject to the terms and conditions set forth in this Agreement, VCGH shall sell, convey, transfer and assign, or cause to be sold, conveyed, transferred and assigned to Purchaser free and clear of all liens and encumbrances, and Purchaser shall acquire all improvements located on the real property located at 12325 Calloway Cemetery Road, Fort Worth, Texas, 76040, including without limitation the building and fixtures in which the Jaguar’s Gold Club is operated (collectively, the “Building and Fixtures”);

Section 1.3     All of the items set forth in Section 1.1 and Section 1.2 are collectively referred to as the “Purchased Assets”.  Exhibit 1.3 shall be a list of all improvements, furniture, fixtures and equipment included within the Purchased Assets.

Section 1.4     Excluded Assets.  Specifically excluded from the Purchased Assets are (i)  the corporate seals, books, accounting records and records related to corporate governance of the Company (ii) all Company bank accounts and all Company monies (including cash) on hand as of the Closing Date, (iii) all credit card receipts and ATM purchases as of the Closing Date, (iv) amount receivable under the Texas Patron Tax as of the Closing Date, and (v) all other assets listed on Exhibit 1.4  (hereinafter collectively referred to as the “Excluded Assets”).

Section 1.5     Intent of the Parties.  Although the description of the Purchased Assets in Section 1.1 and Section 1.2 is intended to be complete, in the event Section 1.1 and Section 1.2 fail to contain the description of any assets belonging to the Company and VCGH which are used for the business of Jaguar’s Gold Club, such assets shall nonetheless be deemed transferred to Purchaser at the Closing.

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ARTICLE II
NO ASSUMPTION OF LIABILITIES

Section 2.1     Excluded Liabilities.  Notwithstanding anything contained in this Agreement to the contrary, Purchaser shall have no obligation and is not assuming, and the Company and/or VCGH shall retain, pay, perform, defend and discharge, all of the liabilities and obligations of every kind whatsoever related or connected to the Purchased Assets or the business of Jaguar’s Gold Club arising or accruing prior to the Closing Date, whether disclosed or undisclosed, known or unknown on the Closing Date, direct or indirect, absolute or contingent, secured or unsecured, liquidated or unliquidated, accrued or otherwise, whether liabilities for taxes, liabilities of creditors, liabilities arising under any profit sharing, pension or other benefit under any plan of the Company, liabilities to any Governmental Agency (as hereinafter defined) or third parties, liabilities assumed or incurred by the Company by operation of law or otherwise (collectively, the “Excluded Liabilities”), including, but not limited to, (i) contractual liabilities arising from Jaguar’s Gold Club’s business or ownership of the Purchased Assets prior to the Closing Date, and (ii) any taxes owing by the Company and/or VCGH, including but not limited to (x) any ad valorem taxes, including real estate and personal property taxes, waste disposal assessments or other assessments for public or municipal improvements that are assessed or imposed pursuant to the Old Lease Agreement and (y) amounts accessed under the Texas Patron Tax, occurring before Closing, or whether related to the business of Jaguar’s Gold Club, the Purchased Assets or otherwise and any liens on the Purchased Assets relating to any such taxes.

Section 2.2     Taxes.  The Company and/or VCGH shall pay when due any sales, transfer, excise, or other taxes which may be imposed in any jurisdiction in connection with or arising from the sale and transfer of any of the Purchased Assets to Purchaser.

Section 2.3     Bulk Sales Laws.  The Company and VCGH acknowledge that any applicable provisions of any tax clearance or bulk sales laws pertaining to the transactions contemplated by this Agreement are  being complied with and that the Company and VCGH agree to indemnify and hold harmless Purchaser from and against any and all liabilities arising out of or relating to any such tax clearance or bulk sales law.  Any such liability shall be an Excluded Liability.

ARTICLE III
PURCHASE PRICE FOR
THE PURCHASED ASSETS

Purchase Price.  As consideration for the purchase of the Purchased Assets, Purchaser shall pay to the Company and/or VCGH at Closing aggregate consideration as follows:

(i)	$1,000,000 payable by cashier’s check, certified funds or wire transfer; and

(ii)	467,497 shares of common stock, par value $0.0001, of VCGH (the “VCGH Shares”) transferred to the Company.

The (i) $1,000,000 cash payment and (ii) the VCGH Shares are collectively referred to as the “Purchase Price”.

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ARTICLE IV
CLOSING

Section 4.1     The Closing.  The closing of the transactions contemplated by this Agreement will take place on or before July 16, 2010 (the “Closing Date”), at the law office of Axelrod, Smith & Kirshbaum, 5300 Memorial Drive, Suite 700, Houston, Texas, 77007, or at such other time and place as agreed upon among the parties hereto (the “Closing”).

Section 4.2     Delivery of Documents at Closing.  At the Closing: (a) the Company and VCGH shall deliver to Purchaser all instruments of assignment and bills of sale necessary to transfer to Purchaser good and marketable title to the Purchased Assets free and clear of all liens, charges or encumbrances, including without limitation delivery of proper documents for recordation of conveyance of good and marketable title to the Building and Fixtures free and clear of all encumbrances, against delivery by Purchaser to the Company and/or VCGH of payment in an amount equal to the Purchase Price of the Purchased Assets being purchased by Purchaser, in the manner set forth herein, including without limitation delivery of certificates evidencing the VCGH Shares, free and clear of any liens, claims, equities, charges, options, rights of first refusal or encumbrances, duly endorsed to the Company and/or VCGH or accompanied by duly executed stock powers or written instruction to DTC to transfer the VCGH Shares in accordance with instructions by the Company and/or VCGH; (b) the Company and VCGH and Purchaser shall deliver the various certificates, instruments and documents (and shall take the required actions) referred to in Articles VII and VIII below; and (c) the Related Transactions (as defined below) shall be consummated concurrently with the Closing.

Section 4.3     Related Transactions.  In addition to the purchase and sale of the Purchased Assets, the following actions shall take place contemporaneously at the Closing (collectively, the "Related Transactions"):

(i)     Ground Lease Agreement for Land with Option to Purchase.  The Purchaser and Foster will enter into a ground lease agreement for the Land (the “Lease Agreement”).  The Lease Agreement will have a term of five (5) years with four (4) five (5) year options to extend at the discretion of the Purchaser.  The initial monthly rental rate during its term is $20,000 per month.  The Lease Agreement will also grant the Purchaser or its assigns an option to purchase the Land from Foster (the “Land Option”).  The Purchaser or its assigns may exercise the Land Option any time after the twelfth (12th) year anniversary date of the Lease Agreement and before the expiration of the Lease Agreement (including its option term) at a purchase price of fair market value, but in no event less than $3,000,000.

(ii)    Covenant Not to Compete for Foster.  As partial consideration for the Purchaser entering into the Lease Agreement, Foster will enter into a Non-Competition Agreement pursuant to the terms of which Foster will agree not to compete, either directly or indirectly, with the Purchaser, Jaguar’s Gold Club or any of their affiliates, by owning, participating or operating an establishment featuring live female nude or semi-nude (topless) adult entertainment in a radius of fifty (50) miles of Fort Worth, Texas, excluding Jaguars Gold Club Fort Worth #2 and the club operated in Dallas, Texas, by Manana Entertainment, Inc. d/b/a Jaguars Gold Club.

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(iii)   Termination of Old Lease Agreement.  Foster and VCGH will enter into a Termination Agreement pursuant to the terms of which the Old Lease Agreement will be terminated.  A copy of the Termination Agreement is attached hereto as Exhibit 4.3(iii).

ARTICLE V
REPRESENTATIONS AND WARRANTIES
OF VCGH AND THE COMPANY

VCGH and the Company, jointly and severally, hereby represent and warrant to Purchaser as follows:

Section 5.1.    Organization, Good Standing and Qualification of VCGH and the Company.

(i)     VCGH (i) is a Colorado corporation duly organized, validly existing and in good standing under the laws of the state of Colorado, (ii) has all requisite power and authority to carry on its business, and (iii) is duly qualified to transact business and is in good standing in all jurisdictions where its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to do so would not have a material adverse effect to VCGH or the Company.

(ii)    The Company (i) is a Texas limited liability company duly organized, validly existing and in good standing under the laws of the state of Texas, (ii) has all requisite power and authority to carry on its business, and (iii) is duly qualified to transact business and is in good standing in all jurisdictions where its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to do so would not have a material adverse effect to VCGH or the Company.

(iii)   The authorized capital of the Company consists of one hundred percent (100%) of the Membership Interest which is validly issued and outstanding. There is no other class of equity interest authorized or issued by the Company.  All of the issued and outstanding Membership Interests of the Company are owned by VCGH and are fully paid and non-assessable.  None of the Membership Interests issued are in violation of any preemptive rights.  The Company has no obligation to repurchase, reacquire, or redeem any of its outstanding Membership Interests.  There are no outstanding securities convertible into or evidencing the right to purchase or subscribe for any Membership Interests of the Company.  There are no outstanding or authorized options, warrants, calls, subscriptions, rights, commitments or any other agreements of any character obligating the Company to issue any Membership Interest or any securities convertible into or evidencing the right to purchase or subscribe for any Membership Interest, and there are no agreements or understandings with respect to the voting, sale, transfer or registration of any Membership Interests of the Company.

Section 5.2     Subsidiaries.  The Company does not have any subsidiaries.

Section 5.3     Ownership of the Purchased Assets.  The Company owns all of the Purchased Assets set forth in Section 1.1 herein free and clear of any liens, claims, equities, charges, options, rights of first refusal, or encumbrances. VCGH owns all of the Purchased Assets set forth in Section 1.2 herein free and clear of any liens, claims, equities, charges, options, rights of first refusal, or encumbrances.  The Company and VCGH have the unrestricted right and power to transfer, convey and deliver full ownership of the Purchased Assets without the consent or agreement of any other entity or person and without any designation, declaration or filing with any governmental authority.  Upon the transfer of the Purchased Assets to Purchaser as contemplated herein, Purchaser will receive good and valid title thereto, free and clear of any liens, claims, equities, charges, options, rights of first refusal, encumbrances or other restrictions.

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Section 5.4     Ownership of the Membership Interests.  VCGH owns, beneficially and of record, all of the Membership Interests of the Company free and clear of any liens, claims, equities, charges, options, rights of first refusal, or encumbrances.

Section 5.5     Authorization.  All action on the part of the Company and VCGH necessary for the authorization, execution, delivery and performance of this Agreement and all documents related to consummate the transactions contemplated herein have been taken by the Company and VCGH.  The Company and VCGH have the requisite power and authority to execute and deliver this Agreement and to perform their obligations hereunder and to consummate the transactions contemplated hereby.  This Agreement, when duly executed and delivered in accordance with its terms, will constitute a valid and binding obligation of the Company and VCGH, enforceable against the Company and VCGH in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, and other similar laws of general application relating to or affecting creditors’ rights and to general equitable principles, except those items that would be required of the Purchaser with the consent of the Company and VCGH (“Purchaser and Company Joint Consents”).

Section 5.6     No Breaches or Defaults.  The execution, delivery, and performance of this Agreement by VCGH and the Company does not:  (i) conflict with, violate, or constitute a breach of or a default under any other outstanding agreements or the charter or bylaws of the Company or VCGH, (ii) result in the creation or imposition of any lien, claim, or encumbrance of any kind upon the Purchased Assets or the Land or (iii) require any authorization, consent, approval, exemption, or other action by or filing with any third party (except for consents required under the Old Lease Agreement and Purchaser and Company Joint Consents), or Governmental Authority (as defined below) under any provision of:  (a) any applicable Legal Requirement (as defined below), or (b) any credit or loan agreement, promissory note, or any other agreement or instrument to which VCGH or the Company is a party or by which the Purchased Assets or the Land may be bound or affected.  For purposes of this Agreement, "Governmental Authority" means any foreign governmental authority, the United States of America, any state of the United States, and any political subdivision of any of the foregoing, and any agency, department, commission, board, bureau, court, or similar entity, having jurisdiction over the parties hereto or their respective assets or properties.  For purposes of this Agreement, "Legal Requirement" means any law, statute, injunction, decree, order or judgment (or interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority.

Section 5.7     Consents.  No permit, consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or any other person or entity is required on the part of VCGH or the Company in connection with the execution and delivery by VCGH or the Company of this Agreement or the consummation and performance of the transactions contemplated hereby, except for consents required under the Old Lease Agreement and Purchaser and Company Joint Consents.

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Section 5.8     Pending Claims.  There is no claim, suit, arbitration, investigation, action, litigation or other proceeding, whether judicial, administrative or otherwise, now pending or to VCGH’s or the Company’s knowledge, contemplated or threatened against VCGH or the Company before any court, arbitration, administrative or regulatory body or any governmental agency which may result in any judgment, order, award, decree, liability or other determination which will or could reasonably be expected to have any material effect upon the Company or the business of Jaguar’s Gold Club or the transfer by the Company to Purchaser of the Purchased Assets under this Agreement, and there is no basis known to VCGH or the Company for any such action.  No litigation is pending, or to VCGH’s or the Company’s knowledge, contemplated or threatened against VCGH or the Company, or their assets or properties which seeks to restrain or enjoin the execution and delivery of this Agreement or any of the documents referred to herein or the consummation of any of the transactions contemplated thereby or hereby.  Neither VCGH nor the Company is subject to any judicial injunction or mandate or any quasi-judicial or administrative order or restriction directed to or against them of which would affect the Company, the Purchased Assets, the Land or the business of the Jaguar’s Gold Club, except for litigation involving the Texas Patron Tax.

Section 5.9     Taxes.  The Company has timely and accurately prepared and filed all federal, state, foreign and local tax returns and reports required to be filed prior to such dates and has timely paid all taxes shown on such returns as owed for the periods of such returns, including all sales taxes and withholding or other payroll related taxes shown on such returns.  The Company is not delinquent in the payment of any tax or governmental charge of any nature.  Neither the Company nor VCGH have any knowledge of any liability for any tax to be imposed by any taxing authorities upon the Company as of the date of this Agreement and as of the Closing that is not adequately provided for.  No assessments or notices of deficiency or other communications have been received by VCGH or the Company with respect to any tax return which has not been paid, discharged or fully reserved against and no amendments or applications for refund have been filed or are planned with respect to any such return.  None of the federal, state, foreign and local tax returns of the Company have been audited by any taxing authority.  Neither VCGH nor the Company have any knowledge of any additional assessments, adjustments or contingent tax liability (whether federal or state) of any nature whatsoever, whether pending or threatened against the Company for any period, nor of any basis for any such assessment, adjustment or contingency.  There are no agreements between the Company or VCGH and any taxing authority, including, without limitation, the Internal Revenue Service, waiving or extending any statute of limitations with respect to any tax return, except for the Texas Patron Tax.

Section 5.10   Financial Statements.  VCGH and the Company have delivered to Purchaser the unaudited balance sheets of the Company as of  June 30 2010, together with the related unaudited statements of income, for the periods then ended (collectively referred to as the “Financial Statements”). Such Financial Statements are in accordance with the books and records of the Company and fairly represent the financial position of the Company and the results of operations and changes in financial position of the Company as of the dates and for the periods indicated, in each case in conformity with generally accepted accounting principles applied on a consistent basis.  Except as, and to the extent reflected or reserved against in the Financial Statements, the Company, as of the date of the Financial Statements, has no material liability or obligation of any nature, whether absolute, accrued, continued or otherwise, not fully reflected or reserved against in the Financial Statements.

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Section 5.11   No Material Adverse Change.  Since the date of the Financial Statements, the Company has conducted its business in the ordinary course, consistent with past practice, and there has been no (i) change that has had or would reasonably be expected to have a material adverse effect upon the assets or business or the financial condition or other operations of the Company; (ii) acquisition or disposition of any material asset by the Company or any contract or arrangement therefore, otherwise then for fair value in the ordinary course of business; (iii) material change in the Company’s accounting principles, practices or methods; (iv) incurrence of any material indebtedness or lending of money to any person or entity; (v) acceleration, termination, modification or cancellation of any agreement, contract, lease or license (or series of related agreements, contracts, leases or licenses) involving more than $5,000 to which the Company is a party; (vi) no material change in, or removal of, Purchased Assets located at Jaguar’s Gold Club; or (vii) delay or postponement in the payment of any accounts payable or other liabilities.

Section 5.12   Labor Matters. The Company is not a party or otherwise subject to any collective bargaining agreement with any labor union or association.  There are no discussions, negotiations, demands or proposals that are pending or have been conducted or made with or by any labor union or association, and there are not pending or threatened against the Company any labor disputes, strikes or work stoppages.  To the best of the Company’s and VCGH’s knowledge, the Company is in compliance with all federal and state laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and, to their knowledge, is not engaged in any unfair labor practices.  Neither the Company nor Jaguar’s Gold Club is a party to any written or oral contract, agreement or understanding for the employment of any officer, director or employee of the Company.

Section 5.13   Compliance with Laws.  To the best of VCGH’s and the Company’s knowledge, the Company is, and at all times prior to the date hereof, has been in compliance with all statutes, orders, rules, ordinances and regulations applicable to it or to the ownership of its assets or the operation of its businesses.  Neither VCGH nor the Company have any basis to expect, nor have they received, any order or notice of any such violation or claim of violation of any such statute, order, rule, ordinance or regulation by the Company.  The Company owns, holds, possesses or lawfully uses in the operation of its business all permits and licenses which are in any manner necessary or required for it to conduct its operation and business as now being conducted.  Exhibit 5.13 sets forth all licenses and permits held by the Company used in the operation of the business of Jaguar’s Gold Club, all of which are in good standing and in effect as of the Closing Date.

Section 5.14   No Conflicts.  The execution and delivery of this Agreement by the Company and VCGH does not, and the performance and consummation of the transactions contemplated hereby by the Company and VCGH, will not (i) conflict with the articles of organization or regulations of the Company or VCGH, as appropriate; (ii) conflict with or result in a breach or violation of, or default under, or give rise to any right of acceleration or termination of, any of the terms, conditions or provisions of any note, bond, lease, license, agreement or other instrument or obligation to which the Company or VCGH is a party or by which the Company’s or VCGH’s assets or properties are bound; or (iii) result in the creation of any encumbrance on any of the assets or properties of the Company, including the business of Jaguar’s Gold Club.

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Section 5.15   Title to Properties; Encumbrances.  The Company has good and marketable title to all of the Purchased Assets set forth in Section 1.1 herein, and VCGH has good and marketable title to all of the Purchased Assets set forth in Section 1.2 herein, which together represent all of the assets, personal, tangible, and intangible, that are material to the conditions (financial or otherwise), business, operations or prospects of the Company and Jaguar’s Gold Club, free and clear of all mortgages, claims, liens, security interests, charges, leases, encumbrances and other restrictions of any kind and nature, except (i) as disclosed in the Financial Statements of the Company, (ii) statutory liens not yet delinquent, and (iii) such liens consisting of zoning or planning restrictions, imperfections of title, easements and encumbrances, if any, as do not materially detract from the value or materially interfere with the present use of the property or assets subject thereto or affected thereby, including the business of Jaguar’s Gold Club.  As of the Closing Date, the assets of the Company shall include, but shall not be limited to, the non cash assets set forth in the Company’s 2009 corporate income tax return, along with all equipment located on the premises at Jaguar’s Gold Club as of the Closing Date.

Section 5.16   No Liabilities.  Except as to bills not yet received, (which Company shall pay as to the amounts incurred prior to closing) as of the Closing Date, the Company does not and shall not have any obligation or liability (contingent or otherwise) or unpaid bill to any third party.

Section 5.17   Contracts and Leases.  Except as shown on Exhibit 5.17, the Company and/or VCGH does not (i) have any leases of personal property relating to the Purchased Assets, whether as lessor or lessee; (ii) have any contractual or other obligations relating to the Purchased Assets, whether written or oral; and/or (iii) have given any power of attorney to any person or organization for any purpose relating to the Purchased Assets or business of the Company or Jaguar’s Gold Club.  VCGH has an existing real estate ground lease agreement covering the Premises where Jaguar’s Gold Club operates its adult entertainment cabaret located at 12325 Calloway Cemetery Road, Fort Worth, Texas, 76040 (the “Old Lease Agreement”), which is currently subleased by VCGH to the Company.  The Old Lease Agreement will be terminated as of the Closing Date.  The Company shall provide to Purchaser prior to the Closing Date each and every contract, lease or other document relating to the assets of the Company to which it is subject or is a party or a beneficiary.  To the Company’s and VCGH’s knowledge, such contracts, leases or other documents are valid and in full force and effect according to their terms and constitute legal, valid and binding obligations of the Company and the other respective parties thereto and are enforceable in accordance with their terms.  VCGH and the Company have no knowledge of any default or breach under such contracts, leases or other documents or of any pending or threatened claims under any such contracts, leases or other documents.  Neither the execution of this Agreement, nor the consummation of all or any of the transactions contemplated under this Agreement, will constitute a breach or default under any such contracts, leases or other documents which would have a material adverse effect on the financial condition of the Company or the operation of Jaguar’s Gold Club after the Closing.

Section 5.18   No Pending Transactions.  Except for the transactions contemplated by this Agreement and the Related Transaction contemplated in Section 4.3 herein, the Company and/or VCGH is not a party to or bound by or the subject of any agreement, undertaking, commitment or discussions or negotiations with any person that could result in: (i) the sale, merger, consolidation or recapitalization of the Company; (ii) the sale of any of the Purchased Assets; (iii) the sale of any outstanding capital stock of the Company; (iv) the acquisition by the Company of any operating business or the capital stock of any other person or entity; (v) the borrowing of money; (vi) any agreement with any of the respective officers, managers or affiliates of the Company; or (vii) the expenditure of more than $5,000 or the performance by the Company extending for a period more than one year from the date hereof.

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Section 5.19   Material Agreements; Action.    Except for the transactions contemplated by this Agreement and the Related Transactions contemplated in Section 4.3 herein, there are no contracts, agreements, commitments, understandings or proposed transactions, whether written or oral, to which VCGH or the Company are a party or by which they are bound that involve or relate to (i) any of the respective officers, directors, stockholder or partners of the Company or (ii) covenants of VCGH or the Company not to compete in any line of business or with any person in any geographical area or covenants of any other person not to compete with the Company in any line of business or in any geographical area.

Section 5.20   Insurance Policies.  Copies of all insurance policies maintained by the Company and/or VCGH relating to the operation of Jaguar’s Gold Club have been or will be delivered or made available to Purchaser.  The policies of insurance held by the Company and/or VCGH are in such amounts, and insure against such losses and risks, as the Company and/or VCGH reasonably deem appropriate for their property and business operations.  All such insurance policies are in full force and effect through July 16, 2010, and all premiums due thereon have been paid.

Section 5.21   No Default.  Neither VCGH nor the Company is in default under any term or condition of any instrument evidencing, creating or securing any indebtedness of  the Company, and there has been no default in any material obligation to be performed by VCGH or the Company  under any other contract, lease, agreement, commitment or undertaking to which the Company is a party or by which it or its assets or properties are bound, nor have VCGH or the Company waived any material right under any such contract, lease, agreement, commitment or undertaking.

Section 5.22   Books and Records.  The books of account, minute books, stock record books and other records of the Company, all of which have been made available to Purchaser, are accurate and complete and have been maintained in accordance with sound business practices.

Section 5.23   Unpaid Bills.  As of the Closing, there will be no unpaid bills or claims in connection with any repair of the Premises or other work performed or materials purchased in connection with the repair of the Premises.

Section 5.24   Notices.  Neither the Company nor VCGH or any representative of the Company or VCGH have received any written notice (i) from any insurance companies, governmental agencies or from any other parties of any condition, defects or inadequacies with respect to the Premises which, if not corrected, would result in termination of insurance coverage or increase its cost, (ii) from any governmental agencies or any other third parties with respect to any violations of any building codes and/or zoning ordinances or any other governmental laws, regulations or orders affecting the Premises, including, without limitation, the Americans With Disabilities Act, (iii) of any pending or threatened condemnation proceedings with respect to the Premises, or (iv) of any proceedings which could or would cause the change, redefinition or other modification of the zoning classification of the Premises.

Asset Purchase Agreement-Page 11

Section 5.25   Proceedings Relating to Premises.  There is no pending, or to the best knowledge of the Company or VCGH or any representative of the Company or VCGH, contemplated or threatened judicial, municipal or administrative proceedings with respect to, or in any manner affecting the Premises or any portion thereof, including, without limitation, proceedings for or involving tenant evictions, collections, condemnations, eminent domain, alleged building code or zoning violations, personal injuries or property damage alleged to have occurred on the Premises or by reason of the use and operation of the Premises, or written notice of any attachments, executions, assignments for the benefit of creditors, receiverships, conservatorships or voluntary or involuntary proceedings in bankruptcy or pursuant to any other debtor relief laws pending or threatened against VCGH or the Company or the Premises itself, or the taking of the Premises for public needs.

Section 5.26   Public Improvements.  None of the Company, VCGH or any  representative of the Company or VCGH has knowledge of any existing or proposed public improvements which involve or which may result in any charge being levied or assessed against the Premises or which will or could result in the creation of any lien upon the Premises or any part thereof.

Section 5.27   Certificates.  To the best knowledge of the Company, VCGH or any representative of the Company or VCGH, all certificates of occupancy, licenses, permits, authorizations and approvals required by law or by any governmental authority having jurisdiction over the Premises have been obtained and are in full force and effect.

Section 5.28   Material Defect.  To the best knowledge of the Company, VCGH or any representative of the Company or VCGH, there are no material defects to the Premises which have not been disclosed in writing to the Purchaser.

Section 5.29   Flooding.  To the best knowledge of the Company, VCGH or any representative of the Company or VCGH no flooding has occurred on the Premises.

Section 5.30   Environmental.   To the best of the Company’s and VCGH’s knowledge, the Land or Building and Fixtures is not in violation of any state, local or federal statutes, laws, regulations, ordinances, or rules pertaining to health or the environment requirements affecting the Land or Building and Fixtures.  The Company or VCGH has not received any citation, directive, letter or other communication, written or oral, or any notice of any proceeding, claim or lawsuit relating to any environmental issue arising out of the ownership or occupation of the Premises, and there is no basis known to the Company or VCGH for any such action.

Section 5.31   Disclosure.  No representation or warranty of VCGH or the Company contained in this Agreement (including the exhibits hereto) contains any untrue statement or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

Section 5.32   Employee Benefit Plans.  The Company is not a party to any employee-benefit plan.

Asset Purchase Agreement-Page 12

Section 5.33   Brokerage Commission.  No broker or finder has acted on behalf of VCGH or the Company in connection with this Agreement or the transactions contemplated hereby and no person is entitled to any brokerage or finder’s fee or compensation in respect thereto based in any way on agreements, arrangements or understandings made by or on behalf of VCGH or the Company.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES
OF PURCHASER

The Purchaser hereby represents and warrants to the Company and VCGH as follows:

Section 6.1     Organization, Good Standing and Qualification of the Purchaser.  The Purchaser (i) is an entity duly organized, validly existing and in good standing under the laws of the state of Texas, (ii) has all requisite power and authority to carry on its business, and (iii) is duly qualified to transact business and is in good standing in all jurisdictions where its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to do so would not have a material adverse effect to the Purchaser.

Section 6.2     Authorization.  All action on the part of the Purchaser necessary for the authorization, execution, delivery and performance of this Agreement and all documents related to consummate the transactions contemplated herein has been taken by the Purchaser.  The Purchaser has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby.  This Agreement, when duly executed and delivered in accordance with its terms, will constitute a valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, and other similar laws of general application relating to or affecting creditors’ rights and to general equitable principles.

Section 6.3    No Breaches or Defaults.  The execution, delivery, and performance of this Agreement by Purchaser does not:  (i) conflict with, violate, or constitute a breach of or a default under or (ii) require any authorization, consent, approval, exemption, or other action by or filing with any third party or Governmental Authority under any provision of:  (a) any applicable Legal Requirement, or (b) any credit or loan agreement, promissory note, or any other agreement or instrument to which Purchaser is a party.

Section 6.4    Consents.  No permit, consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or any other person or entity is required on the part of Purchaser in connection with the execution and delivery by Purchaser of this Agreement or the consummation and performance of the transactions contemplated hereby.

Section 6.5     Disclosure.  No representation or warranty of Purchaser contained in this Agreement (including the exhibits hereto) contains any untrue statement or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

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Section 6.6     Brokerage Commission.  No broker or finder has acted on behalf of the Purchaser in connection with this Agreement or the transactions contemplated hereby and no person is entitled to any brokerage or finder’s fee or compensation in respect thereto based in any way on agreements, arrangements or understandings made by or on behalf of the Purchaser.

Section 6.7     Ownership of the VCGH Shares.  Purchaser owns, beneficially and of record, the VCGH Shares free and clear of any liens, claims, equities, charges, options, rights of first refusal, or encumbrances.  Purchaser has the unrestricted right and power to transfer, convey and deliver full ownership of the VCGH Shares without the consent or agreement of any other entity or person and without any designation, declaration or filing with any governmental authority.  Upon the transfer of the VCGH Shares to the Company as contemplated herein, the Company will receive good and valid title thereto, free and clear of any liens, claims, equities, charges, options, rights of first refusal, encumbrances or other restrictions, except such restrictions imposed by applicable securities laws.

ARTICLE VII
CONDITIONS TO CLOSING OF
VCGH AND THE COMPANY

Each obligation of VCGH and the Company to be performed on the Closing Date shall be subject to the satisfaction of each of the conditions stated in this Article VII, except to the extent that such satisfaction is waived by VCGH and the Company in writing.

Section 7.1     Payment of Purchase Price.  Purchaser shall have tendered the Purchase Price for the Purchased Assets to the Company and/or VCGH concurrently with the Closing.

Section 7.2     Related Transactions.  The Related Transactions set forth in Section 4.3 shall be consummated concurrently with the Closing.

Section 7.3     Corporate Resolutions.  Purchaser shall provide a corporate resolution of its Board of Directors which approves the transactions contemplated herein and authorizes the execution, delivery and performance of this Agreement and the documents referred to herein to which they are or will be a party dated as of the Closing Date.

Section 7.4     Absence of Proceedings.  No action, suit or proceeding by or before any court or any governmental or regulatory authority shall have been commenced and no investigation by any governmental or regulatory authority shall have been commenced seeking to restrain, prevent or challenge the transactions contemplated hereby or seeking judgments against Purchaser.

ARTICLE VIII
CONDITIONS TO CLOSING OF
PURCHASER

Each obligation of Purchaser to be performed on the Closing Date shall be subject to the satisfaction of each of the conditions stated in this Article VIII, except to the extent that such satisfaction is waived by Purchaser in writing.

Asset Purchase Agreement-Page 14

Section 8.1     Ownership of Purchased Assets.  The Company shall own not less than 100% of the Purchased Assets set forth in Section 1.1 herein, and VCGH shall own not less than 100% of the Purchased Assets set forth in Section 1.2 herein, which together represent all of the assets, personal, tangible and intangible that are required and material to the condition (financial or otherwise), business, operations or prospects of Jaguar’s Gold Club.

Section 8.2     Delivery of Purchased Assets.  The Company and VCGH shall have delivered all instruments of assignment and bills of sale necessary to transfer to Purchaser good and marketable title to the Purchased Assets in form and substance satisfactory to the Purchaser, including without limitation delivery of appropriate legal documents necessary to convey good and marketable title to the Building and Fixtures free and clear of all encumbrances;.

Section 8.3     Company Resolution.  The Company shall provide a resolution of its sole Member, VCGH, which approves all of the transactions contemplated herein and authorizes the execution, delivery and performance of this Agreement and the documents referred to herein to which it is or is to be a party dated as of the Closing Date.

Section 8.4     VCGH Resolution.  VCGH shall provide a resolution of its Board of Directors which approves all of the transactions contemplated herein and authorizes the execution, delivery and performance of this Agreement and the documents referred to herein to which it is or is to be a party dated as of the Closing Date.

Section 8.5     Consents; Status of Permits and Licenses.  Purchaser shall possess all necessary permits, zoning classifications and other authorizations, whether city, county, state or federal, which may be needed to conduct adult fully nude entertainment on the Premises, without any interruption, and all such permits, zoning classifications and authorizations shall be in good order, without any administrative actions pending or concluded that may challenge or present an obstacle to the continued performance of adult fully nude entertainment at Jaguar’s Gold Club.  All necessary transfers of licenses and leases required for the continued operation of the business of the Company shall have been obtained.  The Specialized Certificate of Occupancy of Jaguar’s Gold Club and the Company shall be in full force and effect.

Section 8.6     Related Transactions.  The Related Transaction set forth in Section 4.3 shall be consummated concurrently with the Closing.

Section 8.7     No Assumption of Liabilities.  The Purchaser shall not assume any liabilities of the Company or the business of Jaguar’s Gold Club as of the date of Closing.

Section 8.8     Termination of Existing Leases.  Any and all existing leases for the Land and the Building and Fixtures, including but not limited to the Old Lease Agreement and any lease and/or sublease agreements for the Land and/or Building and Fixtures between VCGH and the Company, shall have been terminated.

Section 8.9     Absence of Proceedings.  No action, suit or proceeding by or before any court or any governmental or regulatory authority shall have been commenced and no investigation by any governmental or regulatory authority shall have been commenced seeking to restrain, prevent or challenge the transactions contemplated hereby or seeking judgments against the Company or any of its assets.

Asset Purchase Agreement-Page 15

ARTICLE IX
CLOSING ADJUSTMENTS

VCGH, the Company and the Purchaser agree that there shall be an adjustment made within ninety (90) days of the Closing Date to adjust for any liabilities that are found to exist of the Company as of the Closing Date, as such liabilities may relate to the Purchased Assets or the business of Jaguar’s Gold Club, so that the Company and VCGH shall be responsible and liable to the Purchaser for the liabilities of the Company that exist as of the Closing Date, less any credit which the Company or VCGH would be entitled to for cash on hand, credit card receivables or pro rata portion of prepaid items.

ARTICLE X
INDEMNIFICATION

Section 10.1   Indemnification from VCGH and the Company.  The Company and VCGH, jointly and severally, hereby agree to and shall indemnify, defend (with legal counsel reasonably acceptable to Purchaser), and hold Purchaser, its officers, directors, shareholders, employees, affiliates, parent, agents, legal counsel, successors and assigns (collectively, the "Purchaser Group") harmless at all times after the date of this Agreement, from and against any and all actions, suits, claims, demands, debts, liabilities, obligations, losses, damages, costs, expenses, penalties or injury  (including reasonable attorneys’ fees and costs of any suit related thereto) suffered or incurred by any of the Purchaser Group arising from: (a) any misrepresentation by, or breach of any covenant or warranty of VCGH or the Company contained in this Agreement, or any exhibit, certificate, or other instrument furnished or to be furnished by VCGH or the Company hereunder; (b) any nonfulfillment of any agreement on the part of VCGH or the Company under this Agreement; (c) any liability or obligation due to any third party by the Company incurred at or prior to the Closing Date, including but not limited to any liability pursuant to the Texas Patron Tax; (d) any suit, action, proceeding, claim or investigation against Purchaser Group which arises from or which is based upon or pertaining to VCGH’s or the Company’s conduct or the operation or liabilities of the business of the Company prior to the Closing Date or (e) any suit, action, proceeding, claim or investigation against any of the Purchaser Group arising out of or resulting in any claims by the former landlord that the Company failed to fulfill any of its obligations under its Old Lease Agreement at any time prior to the Closing Date.

Section 10.2   Indemnification from Purchaser.  Purchaser agrees to and shall indemnify, defend (with legal counsel reasonably acceptable to the Company and VCGH) and hold the Company and VCGH, and their respective officers, directors, affiliates, agents, legal counsel, successors and assigns (collectively, the "VCGH Group") harmless at all times after the date of the Agreement from and against any and all actions, suits, claims, demands, debts, liabilities, obligations, losses, damages, costs, expenses, penalties or injury (including reasonable attorney’s fees and costs of any suit related thereto)  suffered or incurred by any of the VCGH Group, arising from (a) any misrepresentation by, or breach of any covenant or warranty of Purchaser contained in this Agreement or any exhibit, certificate, or other agreement or instrument furnished or to be furnished by Purchaser hereunder; (b) any nonfulfillment of any agreement on the part of Purchaser under this Agreement; or (c) any suit, action, proceeding, claim or investigation against the VCGH Group which arises from or which is based upon or pertaining to Purchaser’s conduct or the operation of the business of the Company subsequent to the Closing Date.

Asset Purchase Agreement-Page 16

Section 10.3   Defense of Claims.  If any lawsuit enforcement action or any attempt to collect on an alleged liability is filed against any party entitled to the benefit of indemnity hereunder, written notice thereof shall be given to the indemnifying party within ten (10) business days after receipt of  notice or other date by which action must be taken; provided that the failure of any indemnified party to give timely notice shall not affect rights to indemnification hereunder except to the extent that the indemnifying party demonstrates damage caused by such failure.  After such notice, the indemnifying party shall be entitled, if it so elects, to take control of the defense and investigation of such lawsuit or action and to employ and engage attorneys of its own choice to handle and defend the same, at the indemnifying party's cost, risk and expense; and such indemnified party shall cooperate in all reasonable respects, at its cost, risk and expense, with the indemnifying party and such attorneys in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom; provided, however, that the indemnified party may, at its own cost, participate in such investigation, trial and defense of such lawsuit or action and any appeal arising therefrom.  The indemnifying party shall not, without the prior written consent of the indemnified party, effect any settlement of any proceeding in respect of which any indemnified party is a party and indemnity has been sought hereunder unless such settlement of a claim, investigation, suit, or other proceeding only involves a remedy for the payment of money by the indemnifying party and includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.

Section 10.4   Default of Indemnification Obligation.  If an entity or individual having an indemnification, defense and hold harmless obligation, as above provided, shall fail to assume such obligation, then the party or entities or both, as the case may be, to whom such indemnification, defense and hold harmless obligation is due shall have the right, but not the obligation, to assume and maintain such defense (including reasonable counsel fees and costs of any suit related thereto) and to make any settlement or pay any judgment or verdict as the individual or entities deem necessary or appropriate in such individuals or entities absolute sole discretion and to charge the cost of any such settlement, payment, expense and costs, including reasonable attorneys’ fees, to the entity or individual that had the obligation to provide such indemnification, defense and hold harmless obligation and same shall constitute an additional obligation of the entity or of the individual or both, as the case may be.

Section 10.5   Survival of Representations and Warranties.  The respective representations, warranties and indemnities given by the parties to each other pursuant to this Agreement shall survive the Closing for a period ending forty-eight (48) months from the Closing Date (“Survival Date”).  Notwithstanding anything to the contrary contained herein, no claim for indemnification may be made against the party required to indemnify (the “Indemnitor”) under this Agreement unless the party entitled to indemnification (the “Indemnitee”) shall have given the Indemnitor written notice of such claim as provided herein on or before the Survival Date.  Any claim for which notice has been given prior to the expiration of the Survival Date shall not be barred hereunder.

Asset Purchase Agreement-Page 17

ARTICLE XI
MISCELLANEOUS

Section 11.1   Amendment; Waiver.  Neither this Agreement nor any provision hereof may be amended, modified or supplemented unless in writing, executed by all the parties hereto.  Except as otherwise expressly provided herein, no waiver with respect to this Agreement shall be enforceable unless in writing and signed by the party against whom enforcement is sought.  Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any party, and no course of dealing between or among any of the parties, shall constitute a waiver of, or shall preclude any other or further exercise of, any right, power or remedy.

Section 11.2   Notices.  Any notices or other communications required or permitted hereunder shall be sufficiently given if in writing and delivered in Person or sent by registered or certified mail (return receipt requested) or nationally recognized overnight delivery service, postage pre-paid, addressed as follows, or to such other address has such party may notify to the other parties in writing:

(a)	If to VCGH:	VCG Holding Corp.
Attn: Troy Lowrie
390 Union Blvd., Suite 540
Lakewood, Colorado 80228

with a copy to:	Martin A. Grusin, Esq.
780 Ridge Lake Blvd., Suite 202
Memphis, TN 38120

(b)	If to the Company:	Golden Productions JGC Fort Worth, LLC
Attn: Micheal Ocello
1401 Mississippi Ave., Bay 10
Sauget, IL 62201

(e)	If to the Purchaser:	RCI Entertainment (Fort Worth), Inc.
Attn:  Eric Langan, President
10959 Cutten Road
Houston, Texas 77066

with a copy to:	Robert D. Axelrod
Axelrod, Smith & Kirshbaum
5300 Memorial Drive, Suite 700
Houston, Texas  77007

A notice or communication will be effective (i) if delivered in Person or by overnight courier, on the business day it is delivered and (ii) if sent by registered or certified mail, three (3) business days after dispatch.

Asset Purchase Agreement-Page 18

Section 11.3   Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

Section 11.4   Assignment; Successors and Assigns.  Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors and permitted assigns of the parties hereto.  No party hereto may assign its rights or delegate its obligations under this Agreement without the prior written consent of the other parties hereto, which consent will not be unreasonably withheld.

Section 11.5   Public Announcements.   The parties hereto agree that prior to making any public announcement or statement with respect to the transactions contemplated by this Agreement, the party desiring to make such public announcement or statement shall consult with the other parties hereto and exercise their best efforts to agree upon the text of a public announcement or statement to be made by the party desiring to make such public announcement; provided, however, that if any party hereto is required by law to make such public announcement or statement, then such announcement or statement may be made without the approval of the other parties.

Section 11.6   Entire Agreement.  This Agreement and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subject matter hereof and thereof and supersede and cancel all prior representations, alleged warranties, statements, negotiations, undertakings, letters, acceptances, understandings, contracts and communications, whether verbal or written among the parties hereto and thereto or their respective agents with respect to or in connection with the subject matter hereof.

Section 11.7   Choice of Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, without regard to principles of conflict of laws.  In any action between or among any of the parties, whether arising out of this Agreement or otherwise, each of the parties irrevocably consents to the exclusive jurisdiction and venue of the federal and state courts located in Harris County, Texas.

Section 11.8   Execution.  This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

Section 11.9   Costs and Expenses.   Each party shall pay their own respective fees, costs and disbursements incurred in connection with this Agreement.

Asset Purchase Agreement-Page 19

Section 11.10  Section Headings.  The section and subsection headings in this Agreement are used solely for convenience of reference, do not constitute a part of this Agreement, and shall not affect its interpretation.

Section 11.11  No Third-Party Beneficiaries.  Nothing in this Agreement will confer any third party beneficiary or other rights upon any person (specifically including any employees of The Company) or any entity that is not a party to this Agreement.

Section 11.12  Further Assurances.  Each party covenants that at any time, and from time to time, after the Closing Date, it will execute such additional instruments and take such actions as may be reasonably requested by the other parties to confirm or perfect or otherwise to carry out the intent and purposes of this Agreement.

Section 11.13  Exhibits Not Attached.  Any exhibits not attached hereto on the date of execution of this Agreement shall be deemed to be and shall become a part of this Agreement as if executed on the date hereof upon each of the parties initialing and dating each such exhibit, upon their respective acceptance of its terms, conditions and/or form.

Section 11.14  Attorney Review - Construction.  In connection with the negotiation and drafting of this Agreement, the parties represent and warrant to each other that they have had the opportunity to be advised by attorneys of their own choice and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments hereto.

Section 11.15  Gender.  All personal pronouns used in this Agreement shall include the other genders, whether used in the masculine, feminine or neuter gender and the singular shall include the plural and vice versa, wherever appropriate.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE.]

Asset Purchase Agreement-Page 20

IN WITNESS WHEREOF, the undersigned have executed this Asset Purchase Agreement to become effective as of the date first set forth above.

RCI ENTERTAINMENT (FORT WORTH), INC.

/s/ Eric Langan
By:	Eric Langan, President

GOLDEN PRODUCTIONS JGC FORT WORTH, LLC

/s/ Troy Lowrie
By:	Troy Lowrie, Manager

VCG HOLDING CORP.

/s/ Troy Lowrie
By:	Troy Lowrie, CEO

Asset Purchase Agreement-Page 21

EXHIBIT A

all that certain tract, parcel, or lot of land located in the J. W. Calloway Survey, Abstract No. 336, City of Fort Worth. County of Tarrant, Texas. according to the deed recorded in Volume 17130, Page 375, Deed Records, and County Clerks Document No. D206221398 Tarrant County, Texas, and being more particularly described by metes and bounds as follows:

BEGINNING at a point in the East line of Lot 1, Block 1, Calloway Addition an addition to the City of Fort Worth, Tarrant County, Texas according to the plat recorded in Cabinet A, Slide 9943 Plat Records, Tarrant County, Texas, lying S00°03’OS’W a distance of 72.35 feet from the North corner of said Lot 1;

THENCE S00’03’05W. a distance of 334.01 feet along said East line to a point at the Southeast corner of said Lot 1;

THENCE N8905222’W, a distance of 534.27 feet along the South line of said Lot Ito a point at the Southwest corner of said Lot I;

THENCE along the Westerly line of said Lt 1 as follows:

1. N47°24’53’W, a distance of 63.54 feet to a point;

2. N02’02’23’W, a distance of 14.52 feet to a point:

3. 589’52’22”E, a distance of 46.16 feet to a point;

4. N00°07’36’E, a distance of 12.66 feet to a point;

THENCE N89’52’22’W, a distance of 26.96 feet to a point lying 35.00 feet perpendicular from the west line of a tract of land described in the deed to Jerry Spencer, L.P. recorded in Volume 17131, Page 244, Deed Records, Tarrant County, Texas;

THENCE N02°14’36”W, a distance of 114.30 feet along a line 35 feet Easterly of and parallel with said West line of Spencer tract to a point;

THENCE Easterly, 361.36 feet along a non tangent curve to the left, having a radius of 1,010.00 feet, a central angle of 21 o38•02• and a chord bearing N69°07’Ol”E, 37g.l 0 feet to a point;

THENCE S89’56’55”E, a distance of 227.66 feet to the point of beginning, containing 3.769 acres of land.

The bearings recited hereon are oriented to the plat of Lot I, Block 1, Calloway Addition recorded in Cab. A, Sld. 9943, Piaf Records, Tarrant County, Texas

EXHIBIT 1.3

Aloha POS System
ATM machine
Ice machine
Banquet tables
True beer boxes
Copier/ scanner/ printer
Vending Machine
Pool table
Wire storage shelves
Lockers
Black chairs
Tanning bed
Mini fridge
Mirrors
Filing cabinets
Desk
Business phones
Speakers
Pin spot lights
Disco balls
VHS players
TV’s
Amps
Speakers
Sub boxes
Computer
Monitor
Sound board
CD player
Microphone
Projector
Led lights
Fusion lights
Strobe lights
Bookshelves
Cash counter
Paper shredder
Printers
CPU surveillance
Safes
High top tables
Low top tables
Bar chairs
Barrel chairs
Pedestals
Brown sofa
Brown sofa chairs
Maroon U-shaped booth
Leopard print sofa
Leopard print dividers
Maroon wall sofa

EXHIBIT 1.4

1.	Mobile billboard truck
2.	Licenses
a.	Texas Cigarette and / or Cigars and Tobacco Products Taxes Permit
b.	Sexually Oriented Business License
c.	City of Fort Worth Alarm Permit
d.	City of Fort Worth Consumer Health Division Permit
e.	Coin Operated Amusement Stamps
f.	Texas Sales and Use Tax Permit
3.	Cash on hand in ATM

EXHIBIT 5.13

(see Exhibit 1.4)

EXHIBIT 5.17

Agreement with Frontline Security Co.

Agreement with Club Wise Financial L.P.

Agreement with Direct TV

Agreement with ASCAP

Agreement with Champion Energy